Exhibit 5.1

[Letterhead of Katten Muchin Rosenman LLP]

August     , 2005

Insurance Auto Auctions, Inc.

Two Westbrook Corporate Center,

Suite 500

Westchester, IL 43615

Re:	Insurance Auto Auctions, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Insurance Auto Auctions, Inc., an Illinois corporation (the “Company”), in connection with:

•	the offer to exchange (the “Exchange Offer”) up to $150,000,000 aggregate principal amount of 11% Senior Notes due 2013 (the “Old Notes”) for a like principal amount of 11% Senior Notes due 2013 (the “Registered Notes”); and

•	the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-4, Reg. No. 333- , as amended to the date hereof (as so amended, the “Registration Statement”) filed with the Securities and Exchange Commission, of (i) $150,000,000 aggregate principal amount of Registered Notes and (ii) Guarantees of the Registered Notes (the “Guarantees”) by Insurance Auto Auctions Corp., a Delaware corporation, IAA Services, Inc., an Illinois corporation, and IAA Acquisition Corp., a Delaware corporation, which entities are each a subsidiary of the Company (the “Guarantors”).

The Registered Notes and the Guarantees will be issued pursuant to an Indenture, dated as of April 1, 2005 among the IAAI Finance Corp., a Delaware corporation, the Company, the Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented (the “Indenture”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of the Trustee and of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) records of proceedings of the Boards of Directors of the Company and the Guarantors, (c) the Indenture,

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and (d) the Amended and Restated Registration Rights Agreement dated as of April 1, 2005, among the Company (as successor to IAAI Finance Corp.), Deutsche Bank Securities Inc. and Bear Stearns & Co. Inc.

In connection with this opinion, we have assumed (i) the accuracy and completeness of all documents and records that we have reviewed, (ii) the genuineness of all signatures, (iii) the authenticity of the documents submitted to us as originals, (iv) the conformity to authentic original documents of documents submitted to us as certified, conformed, or reproduced copies, and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the Guarantors and the validity, binding effect and enforceability thereof upon the Company and the Guarantors).

On the basis of the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	The Registered Notes and related Guarantees have been duly authorized by all necessary corporate action.

2.	When the Registration Statement has become effective and the Registered Notes have been duly authenticated and registered by the Trustee in accordance with the Indenture and have been duly executed and delivered by the Company in exchange for Old Notes of like aggregate principal amount, all in accordance with the Exchange Offer contemplated by the Registration Statement, such Registered Notes will constitute the valid and legally binding obligations of the Company and the related Guarantees will constitute the valid and legally binding obligations of the Guarantors, in each case enforceable against such parties in accordance with their respective terms and the terms of the Indenture, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to principles of equity, whether considered in law or equity.

Our opinion expressed above is limited to the Business Corporation Act of the State of Illinois, the General Corporation Law of the State of Delaware, the applicable provisions of the Illinois and Delaware constitutions and the reported judicial decisions interpreting such laws, and New York law and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

This opinion is furnished for use in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose, without our express written permission. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not

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thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations thereunder.

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP